Exhibit 99.1
Wynn Resorts Announces Private Add-On Offering of $400 Million of Wynn Resorts Finance 7.125% Senior Notes due 2031
LAS VEGAS, February 8, 2024 (BUSINESS WIRE) - Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”) announced today that Wynn Resorts Finance, LLC (“Wynn Resorts Finance”) and its subsidiary Wynn Resorts Capital Corp. (“Wynn Resorts Capital” and, together with Wynn Resorts Finance, the “Issuers”), each an indirect wholly-owned subsidiary of Wynn Resorts, are offering an additional $400 million aggregate principal amount of 7.125% Senior Notes due 2031 (the Notes”) in a private offering.
The Notes will be issued as additional notes under a supplemental indenture to the indenture dated as of February 16, 2023, and will constitute the same series of securities as the $600 million 7.125% Senior Notes due 2031 issued on February 16, 2023 (the “Existing Notes” and together with the Notes, the “2031 WRF Notes”). The Notes will be treated as a single series with the Existing Notes under the indenture, will vote as one class, will trade fungibly (except that the Notes issued pursuant to Regulation S will trade separately under different CUSIP and ISIN numbers until 40 days after the issue date, but thereafter, any such holder may transfer their Notes issued pursuant to Regulation S into the same CUSIP and ISIN numbers as the Existing Notes issued pursuant to Regulation S), and will have the identical terms (except that the initial issue price of the Notes differs).
Wynn Resorts Finance plans to contribute the net proceeds from the offering, together with cash contributed by Wynn Resorts and/or borrowings under Wynn Resorts Finance’s senior credit facilities, to its subsidiary, Wynn Las Vegas, and will cause Wynn Las Vegas to use the contribution, together with cash on hand, (i) to repurchase up to $800 million of Wynn Las Vegas and Wynn Las Vegas Capital Corp.’s outstanding 5.500% Senior Notes due 2025 (the “2025 LV Notes”) that are validly tendered and accepted for payment pursuant to Wynn Las Vegas’ tender offer, (ii) to pay related fees and expenses, and (iii) the remainder, if any, for general corporate purposes. If any proceeds remain after the tender offer, Wynn Las Vegas may use the remaining proceeds, cash contributed by Wynn Resorts, borrowings under Wynn Resorts Finance’s senior credit facilities, or proceeds from the issuance of additional notes, from time to time, to purchase additional 2025 LV Notes in the open market, in privately negotiated transactions, through tender offers, or otherwise, or to redeem, discharge or defease the 2025 LV Notes that are able to be redeemed, discharged or defeased pursuant to their terms. This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2025 LV Notes.
The Issuers will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or under any state securities laws. Therefore, the Issuers may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This release contains forward-looking statements, including those related to the offering of Notes and whether or not the Issuers will consummate the offering. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, reductions in discretionary consumer spending, adverse macroeconomic conditions and their impact on levels of disposable consumer income and wealth, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, travel disruptions caused by events outside of our control, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction and regulatory risks associated with current and future projects (including Wynn Al Marjan Island), cybersecurity risk and our leverage and ability to meet our debt service obligations. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission from time to time. Neither Wynn Resorts nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.
SOURCE:
Wynn Resorts, Limited

CONTACT:
Price Karr
702-770-7555
investorrelations@wynnresorts.com